Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio 44114-2589

99(a)

Barry J. Eldridge Elected Director of Cleveland-Cliffs

Cleveland, OH—July 12, 2005—The Board of Directors of Cleveland-Cliffs Inc (NYSE: CLF) today announced that Barry J. Eldridge has been elected a director of the Company, filling one of two vacancies created by the retirement of two directors who did not stand for reelection at its Annual Meeting of Shareholders in May 2005.

Eldridge, 59, was most recently managing director and chief executive officer of Portman Limited, the third-largest iron ore mining company in Australia. In April of this year, Cliffs acquired a majority interest in Portman and Eldridge retired from his managerial duties at the company. His election brings the number of Cliffs’ Board members to 10.

Beginning his career as an exploration geologist in 1966, Eldridge advanced through various increasingly responsible engineering and management positions at mining operations in his native Australia. He was named director of Major Projects for North Limited in 1998, and served as project director of its West Angelas iron ore project from May 1998 until October 2000. Immediately prior to joining Portman in 2002, he was managing director and chief executive officer of Griffin Energy Pty Ltd in Australia, with oversight of its Griffin Coal Mine at Collie in Western Australia.

Eldridge earned his Bachelor of Science in Exploration Geology from Sydney University in 1966 and his Bachelor of Engineering (Honors) in Mining in 1971. He attended Henley on Thames Management School in 1980.

Chairman and Chief Executive Officer John Brinzo said: “Barry’s exceptional technological and leadership capabilities at all levels of the international mining business will be invaluable as our Company continues to strengthen its presence in the Asian steel and Australian iron ore industries. We look forward to benefiting from his vast experience in Australian natural resources, and his international viewpoint.”

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainty. Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2004, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website.

News releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com .

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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